PRESS RELEASE
Contact Whitestone REIT:
Anne Gregory, Vice President Marketing & Investor Relations
(713) 435 2221 ir@whitestonereit.com

WHITESTONE REIT ANNOUNCES PURCHASE OF
DESERT CANYON SHOPPING CENTER IN SCOTTSDALE, ARIZONA
Expands Phoenix Area Assets-Southwest Regional Office Established

Houston, Texas, April 18, 2011 - Whitestone REIT (NYSE-AMEX: WSR - “Whitestone”), announced today it has purchased Desert Canyon Shopping Center in McDowell Mountain Ranch, located in northern Scottsdale, Arizona. This is Whitestone's third off-market acquisition in the Phoenix area since September 2010. The Center, which contains 62,533 leasable square feet, inclusive of 12,960 square feet leased to two tenants under ground leases, was purchased out of foreclosure from a regional bank in an all cash transaction for $3.65 million, or $58 per leasable square foot. The amount paid is significantly below the Center's replacement cost. Occupancy at Desert Canyon Shopping Center at closing was 65%, including the two ground leases mentioned above. In-place annualized base rental revenues were approximately $450,000 at the time of purchase, and the Company is also entitled to recover the operating expenses from the majority of the existing tenants. The Company expects to further increase the value of this investment through lease up and application of financial leverage.

Desert Canyon Shopping Center is strategically located within McDowell Mountain Ranch, a 3,200 acre master planned community in the third most affluent zip code in Phoenix (average net worth $1.5 million)1. Situated at a prime intersection at East McDowell Mountain Ranch Road and 105th Street, Desert Canyon is the nearest retail and office space to McDowell Mountain Elementary and Junior High Schools. Located adjacent to the Sonora Mountain Desert Preserve, a lighted trail and jogging path wind directly into the Desert Canyon site and provide access to the surrounding upscale residential neighborhoods.

“Desert Canyon is a very strong fit with our Community Centered PropertyTM business model with high roadside visibility, service-oriented tenants and a location surrounded by thousands of residential rooftops. This property, which was foreclosed upon over two years ago, has been in our acquisition pipeline since 2009. Despite the Center being in foreclosure, it has been well maintained and we anticipate minimal capital expenditures over the next several years. We believe that during the time the property has been in foreclosure, the bank has not been willing to market and fund tenant improvements necessary to lease up the property in this terrific location,” said James C. Mastandrea, Whitestone's Chairman and Chief Executive Officer. “Desert Canyon Shopping Center nicely complements Whitestone's existing portfolio of three Centers in the Phoenix area. With a total over 235,000 square feet of leasable space in this growing market, we believe we have achieved a point where we can increase efficiencies through economies of scale. Valarie King, our Senior Vice President and Regional Director, is relocating to Phoenix from Houston to lead our Southwest Region. Valarie has been successful in integrating our corporate culture and philosophy in her previous position and will continue to do so as she establishes our new Phoenix regional office.”

Ms. King added, “Arizona is a pro-business state with young people moving to the Phoenix and Scottsdale areas for both lifestyle and work opportunities. We research and study these trends and believe that the population movements are significant and support our off-market acquisition strategy.” Mastandrea concluded, “These are exciting times for Whitestone and our shareholders as we source opportunities to invest in value-add, relatively newly constructed real estate, and integrate these properties into our Community Centered small-space business model. We are pleased to add Desert Canyon Shopping Center to our portfolio and welcome our new tenants into Whitestone's Community.”

About Whitestone REIT
Whitestone REIT (NYSE-AMEX: WSR) is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods.  Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, and casual dining. The largest of its 802 tenants comprises less than 2% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Relations section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

Forward-Looking Statements
Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

1Source: “The LIST: Wealthiest Zip Codes Ranking: ESRI Wealth Indicators,” Phoenix Business Journal December 31, 2010.